EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES MARCH CASH DISTRIBUTION

Dallas, Texas, March 20, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.077866 per unit, payable on April 13, 2012, to unitholders of record on March 30, 2012. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in January.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	1,734,000	56,000	$3.73

Prior Month Distribution	1,729,000	56,000	$4.11

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $2,141,000 and overhead of $897,000 in determining the royalty payment to the Trust for the current month.

Other

The 2011 tax packets mailed directly to unitholders on March 15, 2012. A copy of Hugoton Royalty Trust’s tax booklet was posted to the trust’s website on February 21, 2012. In addition to the tax booklet, the Hugoton website offers two simple calculators for computing the monthly income and expense amounts and cost depletion. The calculators were updated with the 2011 tax information on February 21, 2012.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2011.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083